Exhibit 99

INVESTOR CONTACT Mike DiLoreti Mike.DiLoreti@Teradata.com MEDIA CONTACT Jennifer Donahue jennifer.donahue@teradata.com

        Teradata Appoints Richard Petley as Chief Revenue Officer

SAN DIEGO – April 5, 2024 - Teradata Corporation (NYSE: TDC) today announced the appointment of Richard Petley as Chief Revenue Officer, effective immediately. Petley was previously Teradata’s EVP, Global Sales, and he succeeds Todd Cione, who is leaving the Company to pursue another professional opportunity.

Petley joined Teradata in April 2022 as EVP, EMEA Regional Sales, and expanded his role to lead sales teams in EMEA and APJ in February 2023. He has made significant contributions to the Company’s ongoing business transformation and has driven strong performance in both international regions. Petley brings more than 20 years of sales experience in prior senior sales leadership roles at Oracle and IBM.

“Rich has demonstrated outstanding leadership and played an important role in our growth and profitability since joining Teradata two years ago, and we believe he is the ideal person to serve as CRO at this stage of our business transformation,” said Steve McMillan, President and CEO, Teradata. “He brings a track record of strong sales success both at Teradata and in his previous roles at Oracle and IBM. Our board and senior management team deliberately take the time to identify and cultivate talent across the organization, and as a result, Teradata has a solid bench of leaders ready to execute our plans and drive growth.”

“I am honored to take on this important role at Teradata and to work with Steve and our talented sales teams to deliver on our profitable growth plans,” said Petley. “As we drive our strategy of building the most complete cloud analytics and data platform for trusted AI, we are focused on accelerating our sales execution, strengthening partner success and enhancing outstanding customer experiences.”

McMillan continued, “We also want to thank Todd for his dedication and contributions to Teradata. We wish him well in the next stage of his career.”

About Richard Petley
Petley previously served as Teradata’s EVP, Global Sales, following a progression of increasing senior sales leadership roles at the Company. In his roles leading Teradata’s sales teams for EMEA, then all of International, and most recently, all Global Sales, Petley has driven clear account planning and a strong pipeline of opportunities for ongoing value creation. Recognized as a collaborative leader, Petley is also a strong advocate for sustainability, diversity, equity and inclusion. He came to Teradata from Oracle, where he was SVP, Western Europe, for Oracle Cloud, and Managing Director, Oracle UK. In these roles, he drove significant growth of Oracle’s cloud portfolio and external ecosystem. Prior to Oracle, Petley held sales leadership positions at IBM, with consistent success in growth areas of enterprise software, SaaS and AI.

About Teradata
At Teradata, we believe that people thrive when empowered with trusted information. We offer the most complete cloud analytics and data platform for AI. By delivering harmonized data and trusted AI/ML, we enable more confident decision-making, unlock faster innovation, and drive the impactful business results organizations need most.

See how at Teradata.com.

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